Exhibit 99.1

GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew L. Chretien, President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

GlobalWise Announces the Appointment of a New Interim President and

Chief Executive Officer

COLUMBUS, OH – (Marketwire – July 31, 2013) – On July 31, 2013, GlobalWise Investments, Inc. (the “Company” or “GlobalWise”) announced that the Board of Directors (the “Board”) of the Company has appointed Matthew L. Chretien, as interim President and Chief Executive Officer of the Company.

Mr. Chretien, age 45, replaces William J. “BJ” Santiago who resigned as President and Chief Executive Officer and as a Board member of the Company and its sole-operating subsidiary, Intellinetics, Inc. (“Intellinetics”), effective as of the same date in order to pursue other interests.

Mr. Chretien possesses deep knowledge of the Company’s business and he assumes his responsibilities as Interim President and Chief Executive Officer with the full support of the Board. Mr. Chretien is a co-founder of Intellinetics and has served in many roles at Intellinetics including as Intellinetics’ Executive Vice President, Chief Technology Officer, Chief Financial Officer, and Treasurer since September 2011. Mr. Chretien resigned from the Chief Financial Officer position in September 2012 with the appointment of a new Chief Financial Officer. From January 1999 until September 2011, Mr. Chretien was employed as Intellinetics’ President and Chief Executive Officer. From 1996 until 1999, Mr. Chretien was employed as Intellinetics’ Vice President. Prior to joining Intellinetics, Mr. Chretien served as the field sales engineer for Unison Industries, a manufacturer of aircraft ignition systems.

During the interim period, there will be no changes to Mr. Chretien’s employment agreement other than the change in title to interim President and Chief Executive Officer. Mr. Chretien will also continue in his role as a Director of the Board, Chief Technology Officer and Treasurer. Mr. Chretien is the son of A. Michael Chretien, a co-founder of Intellinetics and the Chairman of the Board of the Company.

The Company also announced that a Search Committee within the Board of Directors has been created, which will oversee the process for the identification and selection of a permanent President and CEO. The Committee has been charged with selecting an experienced individual to take over as the permanent President and CEO, improve the performance of the Company and drive long-term growth for the Company.

The Board concluded by stating that “The Board looks forward to working with Mr. Chretien to execute the Company’s channel strategy.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

######